                                                                   Exhibit 99.2

ANIKA                                                               News Release
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

Contact:
Anika Therapeutics, Inc.                              Pondel Parsons & Wilkinson
Sean Moran, C.F.O.                                   Susan Klein, (508) 358-4315
(781) 932-6616, x102                            Robert Whetstone, (310) 207-9300


                          ANIKA THERAPEUTICS ANNOUNCES
           ORTHOVISC-Registered Trademark- PMA ACCEPTED FOR FILING BY FDA

                    FDA Advisory Panel will not be required

WOBURN, MASSACHUSETTS, February 24, 1998 (NASDAQ:ANIK)...ANIKA THERAPEUTICS, INC. today announced it has received notification from the U.S. Food and Drug Administration's Center for Devices and Radiological Health that the Company's application for Pre-Market Approval (PMA) for its ORTHOVISC-Registered Trademark- therapy for the treatment of osteoarthritis of the knee has been accepted for filing, with a filing date of December 31, 1997. In addition, the notification stated that the FDA will not refer the PMA to the Orthopedic and Rehabilitation Advisory Panel for review and recommendation.

Acceptance of the application for filing means that the FDA has made a threshold determination that the application is sufficiently complete to permit a substantive review.

"Our staff worked very diligently to compile this submission, and we are doing everything in our power to satisfy the FDA's information needs regarding ORTHOVISC," said J. Melville Engle, president and chief executive officer. "We realize that this is one of several hurdles we must pass, but it was an important one and we are pleased with the outcome."

Two other HA products for osteoarthritis of the knee, Synvisc-Registered Trademark-, distributed by Wyeth-Ayerst Laboratories and Hyalgan-Registered Trademark-, distributed by Sanofi Pharmaceuticals, Inc., received FDA approvals during 1997.

Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products and devices intended to promote the protection and healing of bone, cartilage and soft tissue. These products are based on hyaluronic acid (HA), a naturally occurring biocompatible polymer found throughout the body. Anika currently markets ORTHOVISC outside the United States for the treatment of osteoarthritis in humans and HYVISC-Registered Trademark- within the United States for the treatment of equine osteoarthritis. Anika also manufactures AMVISC-Registered Trademark- and AMVISC-Registered Trademark- Plus, HA products used as viscoelastic supplements in ophthalmic surgery for Chiron Vision, a division of Bausch & Lomb Surgical.

                                    -more-

Therapies currently under development include INCERT-Registered Trademark-, an HA product designed to prevent post-surgical adhesions and HA oligosaccharides for the treatment of cancer. Anika is also collaborating with Orquest, Inc. to manufacture OSSIGEL-TM-, an injectable formulation of basic fibroblast growth factor combined with HA designed to accelerate the healing of bone fractures.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the risk that the ORTHOVISC PMA may not be approved or may be significantly delayed and those other factors are set forth as Risk Factors in the Company's Final Prospectus filed with the Securities and Exchange Commission on November 25, 1997.